Exhibit 99.1

NEWS BULLETIN

RE: CLAIRE’S STORES, INC.

2400 WEST CENTRAL ROAD, HOFFMAN ESTATES, ILLINOIS 60192

CLAIRE’S STORES, INC. REPORTS FISCAL 2014

FIRST QUARTER RESULTS

CHICAGO, May 21, 2014. Claire’s Stores, Inc. (the “Company”), one of the world’s leading specialty retailers of fashionable jewelry and accessories for young women, teens, tweens, and kids, today reported its financial results for the fiscal 2014 first quarter, which ended May 3, 2014.

First Quarter Results

The Company reported net sales of $353.3 million for the fiscal 2014 first quarter, a decrease of $0.7 million, or 0.2% compared to the fiscal 2013 first quarter. The decrease was attributable to lower same store sales and the effect of store closures, partially offset by new store sales, a favorable foreign currency translation effect on the Company’s non-U.S. sales and an increase in shipments to franchisees. Net sales would have decreased 2.0% excluding the impact of foreign currency exchange rate changes.

Consolidated same store sales decreased 4.4%, with North America same store sales decreasing 5.6% and Europe same store sales decreasing 2.4%. The Company computes same store sales on a local currency basis, which eliminates any impact from changes in foreign currency exchange rates.

Gross profit percentage decreased 250 basis points to 47.1% during the fiscal 2014 first quarter versus 49.6% for the prior year quarter. Excluding the impact of the shutdown of our China operations, gross margin would have been 48.0% or a 160 basis point decrease. This reduction in gross profit percentage consisted of a 150 basis point increase in occupancy costs and a 20 basis point decrease in merchandise margin, partially offset by a 10 basis point decrease in buying and buying-related costs. The increase in occupancy costs, as a percentage of sales, resulted primarily from the effect of a decrease in same store sales combined with normal occupancy cost increases.

Selling, general and administrative expenses increased $0.6 million, or 0.5%, compared to the fiscal 2013 first quarter. Excluding an unfavorable $2.8 million foreign currency translation effect, selling, general, and administrative expenses would have decreased $2.2 million. This decrease primarily resulted from reductions in incentive compensation and previously recorded non-cash stock compensation expense.

Adjusted EBITDA in the fiscal 2014 first quarter was $48.1 million compared to $54.4 million last year. Foreign currency exchange rate changes provided a $0.1 million benefit in the first quarter of 2014. The Company defines Adjusted EBITDA as earnings before income taxes, net interest expense, depreciation and amortization, loss (gain) on early debt extinguishments, and asset impairments. Adjusted EBITDA excludes management fees, severance, the impact of transaction-related costs and certain other non-cash and other items. Net loss for the fiscal 2014 first quarter was $38.1 million. A reconciliation of net loss to Adjusted EBITDA is attached.

As of May 3, 2014, cash and cash equivalents were $26.9 million, including restricted cash of $2.5 million. The Company had $34.6 million drawn on its revolver and an additional $77.1 million of borrowing availability under its Credit Facility as of that date. The fiscal 2014 first quarter cash balance decrease of $31.5 million consisted of reductions for $78.0 million of cash interest payments, $19.4 million of capital expenditures, $6.3 million from seasonal working capital uses, $1.9 million for costs associated with the China operations, and $8.6 million for tax payments and other items, partially offset by positive impacts of $48.1 million of Adjusted EBITDA and $34.6 million from net borrowings under the Credit Facility.

Store Count as of:	May 3, 2014	February 1, 2014	May 4, 2013

North America	1,881	1,912	1,913
Europe	1,187	1,185	1,165
China	3	17	7

Subtotal Company-operated	3,071	3,114	3,085

Franchise	426	421	403

Total global stores	3,497	3,535	3,488

Conference Call Information

The Company will host its first quarter conference call on Thursday, May 22, at 10:00 a.m. (Eastern Time). To connect, please dial 888-790-4233 (domestic) or 210-839-8201 (international). The password is “Claires.” An audio replay will be available through June 22, 2014, by dialing 800-391-9853 (domestic) or 203-369-3269 (international). The password is 84596. The conference call will also be webcast and archived until June 22, 2014 on the Company’s corporate website at www.clairestores.com, where it can be accessed by clicking the “Financial” tab and choosing the “Events” link.

Company Overview

Claire’s Stores, Inc. is one of the world’s leading specialty retailers of fashionable jewelry and accessories for young women, teens, tweens and girls ages 3 to 35. The Company operates through its stores under two brand names: Claire’s® and Icing®. As of May 3, 2014, Claire’s Stores, Inc. operated 3,071 stores in 18 countries throughout North America, Europe, and China. The Company also franchised 426 stores in 29 countries primarily located in the Middle East, Central and Southeast Asia and Central and South America. More information regarding Claire’s Stores is available on the Company’s corporate website at www.clairestores.com.

Forward-looking Statements

This press release contains “forward-looking statements” which represent the Company’s expectations or beliefs with respect to future events. Statements that are not historical are considered forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated. Those factors include, without limitation: our level of indebtedness; general economic conditions; changes in consumer preferences and consumer spending; unwillingness of vendors and service providers to supply goods or services pursuant to historical customary credit arrangements; competition; general political and social conditions such as war, political unrest and terrorism; natural disasters or severe weather events; currency fluctuations and exchange rate adjustments; failure to maintain our favorable brand recognition; failure to successfully market our products through other channels, such as e-commerce; uncertainties generally associated with the specialty retailing business, such as decreases in mall traffic; disruptions in our supply of inventory; inability to increase same store sales; inability to renew, replace or enter into new store leases on favorable terms; increase in our cost of merchandise; significant increases in our merchandise markdowns; inability to grow our company-operated store base or expand our international store base through franchise or similar licensing arrangements; inability to design and implement new information systems; data security breaches of confidential information or other cyber attacks; delays in anticipated store openings or renovations; results from any future asset impairment analysis; changes in applicable laws, rules and regulations, including laws and regulations governing the sale of our products, particularly regulations relating to heavy metals and chemical content in our products; changes in anti-bribery laws; changes in employment laws, including laws relating to overtime pay, tax laws and import laws; product recalls; increases in the costs of healthcare for our employees; increases in the cost of labor; labor disputes; loss of key members of management; increases in the cost of borrowings; unavailability of additional debt or equity capital; and the impact of our substantial indebtedness on our operating income and our ability to grow. These and other applicable risks, cautionary statements and factors that could cause actual results to differ from the Company’s forward-looking statements are included in the Company’s filings with the SEC, specifically as described in the Company’s Annual Report on Form 10-K for the fiscal year ended February 1, 2014 filed with the SEC on April 2, 2014. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances. The historical results contained in this press release are not necessarily indicative of the future performance of the Company.

Additional Information

Other Claire’s Stores, Inc. press releases, a corporate profile and the most recent Form 10-K and Form 10-Q reports are available on Claire’s business website at: www.clairestores.com.

Contact Information

Leslie Loyet, Manager of Investor Relations and Corporate Communications

Phone: (847) 765-4610, or E-mail, leslie.loyet@claires.com

CLAIRE’S STORES, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS

OF OPERATIONS

(In thousands)

FIRST FISCAL QUARTER

	Three Months Ended May 3, 2014	Three Months Ended May 4, 2013
Net sales	$353,343	$354,006
Cost of sales, occupancy and buying expenses (exclusive of depreciation and amortization shown separately below)	187,070	178,566

Gross profit	166,273	175,440

Other expenses:
Selling, general and administrative	125,958	125,387
Depreciation and amortization	23,464	15,625
Severance and transaction-related costs	1,582	915
Other (income) expense, net	(1,486)	924

	149,518	142,851

Operating income	16,755	32,589
Loss on early debt extinguishment	—	1,674
Interest expense, net	54,759	58,219

Loss before income tax expense (benefit)	(38,004)	(27,304)
Income tax expense (benefit)	133	(720)

Net loss	$(38,137)	$(26,584)

CLAIRE’S STORES, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	May 3, 2014	February 1, 2014
	(In thousands, except share and per share amounts)
ASSETS
Current assets:
Cash and cash equivalents and restricted cash of $2,497 and $0, respectively	$26,879	$58,343
Inventories	175,041	178,882
Prepaid expenses	22,808	19,471
Other current assets	30,279	26,305

Total current assets	255,007	283,001

Property and equipment:
Furniture, fixtures and equipment	266,492	260,709
Leasehold improvements	344,878	335,858

	611,370	596,567
Less accumulated depreciation and amortization	(366,029)	(347,408)

	245,341	249,159

Leased property under capital lease:
Land and building	18,055	18,055
Less accumulated depreciation and amortization	(3,837)	(3,611)

	14,218	14,444

Goodwill	1,550,056	1,550,056
Intangible assets, net of accumulated amortization of $67,548 and $65,194, respectively	541,441	541,095
Deferred financing costs, net of accumulated amortization of $19,461 and $38,917, respectively	37,625	39,481
Other assets	55,734	54,396

	2,184,856	2,185,028

Total assets	$2,699,422	$2,731,632

LIABILITIES AND STOCKHOLDER’S DEFICIT
Current liabilities:
Revolving credit facility	$34,600	$—
Trade accounts payable	76,739	84,364
Income taxes payable	3,050	3,729
Accrued interest payable	43,549	68,338
Accrued expenses and other current liabilities	94,786	94,727

Total current liabilities	252,724	251,158

Long-term debt	2,378,227	2,378,786
Obligation under capital lease	17,084	17,124
Deferred tax liability	119,405	119,564
Deferred rent expense	33,328	32,000
Unfavorable lease obligations and other long-term liabilities	13,645	16,033

	2,561,689	2,563,507

Commitments and contingencies

Stockholder’s deficit:
Common stock par value $0.001 per share; authorized 1,000 shares; issued and outstanding 100 shares	—	—
Additional paid-in capital	619,268	619,499
Accumulated other comprehensive income (loss), net of tax	5,301	(1,109)
Accumulated deficit	(739,560)	(701,423)

	(114,991)	(83,033)

Total liabilities and stockholder’s deficit	$2,699,422	$2,731,632

Net Loss Reconciliation to Adjusted EBITDA

Adjusted EBITDA represents net income (loss), adjusted to exclude income taxes, interest expense and income, depreciation and amortization, loss (gain) on early debt extinguishments, asset impairments, management fees, severance and transaction related costs, and certain non-cash and other items. We use Adjusted EBITDA as an important tool to assess our operating performance. We consider Adjusted EBITDA to be a useful measure in highlighting trends in our business. We reinforce the importance of Adjusted EBITDA with our bonus eligible associates by using this metric in our annual performance bonus program. We believe that Adjusted EBITDA is effective, when used in conjunction with net income (loss), in evaluating asset performance, and differentiating efficient operators in the industry. Furthermore, Adjusted EBITDA is defined in the covenants contained in our debt agreements and it is the metric we use to communicate our financial performance to our debt investors.

Adjusted EBITDA is not a measure of financial performance under GAAP, and is not intended to represent cash flow from operations under GAAP and should not be used as an alternative to net income (loss) as an indicator of operating performance or to represent cash flow from operating, investing or financing activities as a measure of liquidity. We compensate for the limitations of using Adjusted EBITDA by using it only to supplement our GAAP results to provide a more complete understanding of the factors and trends affecting our business. Adjusted EBITDA has its limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP.

Some of the limitations of Adjusted EBITDA are:

•	Adjusted EBITDA does not reflect our cash used for capital expenditures;

•	Although depreciation and amortization are non-cash charges, the assets being depreciated or amortized often will have to be replaced and Adjusted EBITDA does not reflect the cash requirements for such replacements;

•	Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital requirements; and

•	Adjusted EBITDA does not reflect the cash necessary to make payments of interest or principal on our indebtedness.

While Adjusted EBITDA is frequently used as a measure of operations and the ability to meet indebtedness service requirements, it is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation.

CLAIRE’S STORES, INC. AND SUBSIDIARIES

ADJUSTED EBITDA

(UNAUDITED)

(In Thousands)

	Three Months Ended May 3, 2014	Three Months Ended May 4, 2013
Net loss	$(38,137)	$(26,584)
Income tax expense (benefit)	133	(720)
Interest expense	54,769	58,239
Interest income	(10)	(20)
Depreciation and amortization	23,464	15,625
Loss on early debt extinguishment	—	1,674
Stock compensation, book to cash rent, intangible amortization (a)	1,147	964
Management fee, consulting expense (b)	795	750
Other (c)	5,961	4,519

Adjusted EBITDA	$48,122	$54,447

a)	Includes: non-cash stock compensation expense, net non-cash rent expense, amortization of rent free periods, the inclusion of cash landlord allowances, and the net accretion of favorable (unfavorable) lease obligations and non-cash amortization of lease rights.
b)	Includes: the management fee paid to Apollo Management and Morgan Joseph Tri-Artisan Capital Partners and consulting expenses.
c)	Includes: non-cash losses on property and equipment primarily associated with remodels, relocations and closures; other payments associated with store closures; costs, including third party charges, compensation, incurred in conjunction with the relocation of new employees; non-cash foreign exchange gains/losses resulting from intercompany transactions and remeasurements of U.S. dollar denominated cash accounts of our foreign entities into their functional currency; and severance and transaction related costs.